Exhibit 10.7

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”) is effective as of the 14th day of May, 2020 (the “Effective Date”) by and between Chelexa BioSciences, Inc., having an address at 181 Market Street, Unit 20, Lowell, MA 01852 (“Chelexa”) and Hoth Therapeutics, Inc., having an address at 1 Rockefeller Plaza, Suite 1039, New York, New York 10020 (“Hoth”). Chelexa and Hoth are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, pursuant to that certain Assignment and Assumption Agreement between Chelexa and Hoth dated as of even date herewith (the “Assignment and Assumption Agreement”), Chelexa is assigning to Hoth, all of its rights and obligations in and to and liabilities under, of whatever kind or nature, the certain License Agreement between Chelexa and The University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having an address at 51 Goodman Dr., Suite 240, Cincinnati, OH 45221-0829 (“UC”), entered into and made effective on February 27, 2013, and amended on April 17, 2013 and February 27, 2013 (the “UC Agreement’’), in accordance with the terms and conditions set forth therein;

WHEREAS, as consideration for the assignment of the UC Agreement (as defined in the Assignment and Assumption Agreement), Hoth has agreed to, among other things, pay to Chelexa royalties on the sale or other disposition of the Products (as defined below), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Assignment and Assumption Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1.	DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Assignment and Assumption Agreement.

1.1.	“Invention” means any innovation, improvement, development, discovery, and information relating thereto, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable as described in UC Disclosure # [*], “[*].”

1.2.	“Invention Rights” means collectively and individually Patent Rights and Know-How.

1.3.	“Know-how” means any and all proprietary information, methods, processes, techniques and data, which are necessary or useful for the manufacture, use or sale of any Licensed Product (as defined below) and which comprise Confidential Information (as defined herein in Article 6.3, below).

1.4.	“Licensed Product” means any and all products and processes, (i) in the jurisdiction where such products and processes are being manufactured, used, offered for sale, sold or imported which could not be manufactured, used, offered for sale, sold or imported without infringing one or more claims of the Patent Rights, or (ii) are manufactured, used or sold, in whole or in part, through the use of the Invention Right s.

1.5.	“Licensee” shall mean shall mean any Third Party to whom Hoth grants a license of or transfers some or all of the rights to or in the Licensed Product.

1.6.	“Net Sales” means the aggregate gross revenues derived by Hoth and its sublicensees from the sale of the Licensed Products to, and practice of the Licensed Product for, an unaffiliated third party in an arm’s length transaction, less credits granted on account of price adjustments, recalls, rejections or return of item s previously sold, and excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales.

“Net Sales” shall not include sales or transfers between Hoth and its Affiliates.

1.7.	“Patent Rights” means any patents and patent applications based on the Invention, and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions, and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions and patents of importation thereof, including specifically the following issued patents and pending patent applications:

UC Family Number	Jurisdiction	Serial#	Title	Notes
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

1.8.	“Royalty Payment” shall have the meaning set forth in Section 2.1.

1.9.	“Territory” shall mean all countries and jurisdictions of the world.

2.	FEES AND ROYALTIES

2.1.	Approval Milestone. Hoth will pay Chelexa a one-time cash fee of $3.5 million upon either (i) the first license in the U.S., any U.S. territory or the European Union to make, use and sell a Licensed Product in such country or territory, or (ii) the receipt of approval from the United Stated Federal Drug Administration (FDA) to make, use and sell a Licensed Product.

2.2.	Royalty. Subject to the other terms and conditions of this Agreement, during the Term, Hoth shall pay to Chelexa a royalty based on a percentage of annual aggregate Net Sales of the Licensed Product in the Territory according to the following schedule: (the “Royalty Payment”).

Calendar Year Net Sales (in US Dollars) for the Licensed Technology in the Territory	Incremental Royalty Rates as a Percentage(%) of Net Sales
Portion of Calendar Year Net Sales up to and including $[*] Million	[*]%
Portion of Calendar Year Net Sales that exceeds $[*] Million, up to and including $[*] Million	[*]%
Portion of Calendar Year Net Sales that exceeds $[*] Million	[*]%

3.	RECORDS, REPORTS AND PAYMENTS

3.1	Reporting of First Sale of Licensed Product. Hoth shall report to Chelexa the date of first sale of a Licensed Product by Hoth or a sublicensee within thirty (30) days following that sale.

3.2	Quarterly Progress Reports. No later than sixty (60) days after the end of each Fiscal Quarter, Hoth shall provide to Chelexa a written Quarterly Progress Report. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology.

3.3	Quarterly Sales Reports. Hoth shall deliver to Chelexa within sixty (60) days after the end of each Calendar Quarter a written report showing its sales of the Licensed Product as well as any payments from sublicensees and its computation of remuneration to Chelexa due under this Agreement for such Calendar Quarter and at the same time make the payment of the remuneration due. If it had no sale of any Licensed Product by Hoth or a sublicensee the report shall so state. All Net Sales shall be segmented in each such report according to each Chelexa technology in the Licensed Product. For payments by sublicensees, the report shall segment the payments by any applicable Chelexa technology in the sublicensed product. The report shall include the rates of exchange used for conversion to US Dollars (USD) from the currency in which such sales were made.

3.4.	Payment for Sales Outside of US. In cases of sales outside the USA, royalty payments shall be made in net US Dollars. The amounts shall be calculated using currency exchange rates as set forth in The Wall Street Journal on the last day of the Calendar Quarter for which remuneration is due as noted in 7.3.

3.5	No Offsets. All payments due to Chelexa from Hoth shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on Hoth by the government of the country where the transactions occur or any political subdivision thereof with respect to any amounts payable to Chelexa pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by Hoth. Late payments shall be subject to an interest charge of the lesser of one percent (1%) per month or the maximum allowed by law.

3.6	Books and Records; Right to Audit. Hoth shall keep full, true and accurate books of accounts based on good accounting principles and other records containing relevant information and data which may be necessary to ascertain and verify the remuneration payable to Chelexa hereunder for a period of three (3) years following the year to which such records relate. During the Term and for a period of three (3) years following its termination, Chelexa shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and supporting data upon thirty (30) days notice. Any audit shall be at Chelexa’s expense, except that Hoth shall reimburse Chelexa for the cost of the audit in the event that Chelexa discovers an underpayment often percent (10%) or more of the amount due.

3.7	Confidentiality. All matters relating to this Article 3 shall be subject to the confidentiality provisions of Article 6.3 and shall not be used for any purpose other than in connection with the examination by Chelexa contemplated by this Article, nor shall any such information or material be disclosed to any person or entity other than Chelexa’s outside or in-house counsel, accountants, officers and those personnel of each having a legitimate need to know.

4.	DILIGENCE

4.1.	Hoth agrees to use its best commercial efforts in the development, production and marketing of Licensed Products within the global market and the respective discipline of biofilm prevention utilizing the Zinc Chelator DTPA and will for such purpose make available adequate resources and qualified personnel. All such development and commercializing expenses shall be borne by Hoth.

4.2.	Hoth shall use its best commercial efforts to effect introduction of Hoth (or those of its sublicensees) branded products into commercial use as quickly as is reasonably possible, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, Hoth and its sublicensees shall endeavor to keep branded products reasonably available to the public.

4.3.	If at any time during the Term Hoth abandons development of the Licensed Product for any reason other than safety or demonstrated lack of efficacy, Hoth agrees to take any steps reasonably necessary to facilitate the assignment of the license and related intellectual property to Chelexa to enable Chelexa to pursue development of the Licensed Product utilizing its own resources. Such steps include but are not limited to engaging with the University of Cincinnati to facilitate such transfer. Any such transfer shall be conditioned upon Chelexa’s payment and reimbursement to Hoth of all fees and costs paid by Hoth (including, but not limited to, legal and filing fees and/or payments made to UC or third parties related to the patents) to further the rights and development of the Licensed Products that were obligations of Chelexa (or that were caused by Chelexa).

5.	AFFILIATES AND LICENSEES

Hoth covenants that it will ensure that the terms of this Agreement are binding upon all Affiliates and Licensees of Hoth, and all Net Sales made by such Affiliates or Licensees shall be subject to the payment of the Royalty Payment under the terms of this Agreement. Notwithstanding such Affiliate or Licensees obligations to Chelexa, Hoth shall remain fully responsible for the payment and performance of all obligations to Chelexa under this Agreement. Hoth shall ensure that all agreements with Affiliates and Licensees shall include a provision wherein the parties agree that the sale of Licensed Products are subject to the payment of the Royalty Payment to Chelexa under this Agreement.

6.	MISCELLANEOUS

6.1.	Term. The term of this Agreement shall begin on the date first above mentioned and shall end on the earlier of May 31, 2025 or the last to expire patent in the Patent Rights, unless sooner terminated in accordance with the terms of Section 5.2 hereof.

6.2.	Termination. This Agreement may be terminated by Chelexa upon written notice to Hoth. This Agreement may not be terminated by Hoth.

6.3.	Confidentiality.

a) In connection with this Agreement, it is acknowledged that each Party may disclose its confidential and proprietary information to the other Party. Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” is referred to herein as “Confidential Information.”

(b) Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others during the Term and for a period of three (3) years following termination, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

(c) The provisions of Article 6.3 shall not apply to any Confidential Information disclosed hereunder which:

(i) either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

(ii) is public knowledge prior to or after its disclosure other than through acts of omission attributable to recipient; or

(iv) was independently known to the recipient prior to receipt from the disclosing party, as demonstrably documented in contemporaneous written records of the recipient; or

(v) is required to be disclosed by any of the Parties to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such Party promptly notifies the other Party so as to permit such Party to take action to avoid and/or minimize the degree of such disclosure.

6.4.	Integrated Agreement. This Agreement, the Assignment and Assumption Agreement and the exhibits and schedules hereto and thereto sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements.

6.5.	Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

6.6.	Sale or Transfer of Rights to Royalty Payments; Right to Encumber. Notwithstanding anything to the contrary in the Assignment and Assumption Agreement, Chelexa may, at any time, sell, transfer, encumber, assign, or pledge its right to receive the Royalty Payment under this Agreement. Notwithstanding the foregoing, no such sale, transfer, assignment or pledge shall relieve Hoth of its obligations under this Agreement without the written consent of Chelexa.

6.7.	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the date first set forth above.

CHELEXA BIOSCIENCES, INC.		HOTH THERAPEUTICS, INC.

By:	/s/ Kenneth L. Rice Jr.	By:	/s/ Robb Knie
Name:	Kenneth L. Rice Jr.	Name:	Robb Knie
Title:	Chief Executive Officer	Title:	Chief Executive Officer